Exhibit 99.1

Fate Therapeutics Reports Second Quarter 2020 Financial Results and Highlights Operational Progress

Partial Response Reported with FT596 Monotherapy at First Dose Level in Refractory DLBCL Patient

Enrollment Initiated with FT596 in Combination with Rituximab for B-cell Lymphoma

IND Cleared for FT538, the First CRISPR-edited, iPSC-derived Cell Therapy, for AML and Multiple Myeloma

IND Cleared for FT819, the First iPSC-derived CAR T-cell Therapy, for Advanced B-cell Leukemias and Lymphomas

Worldwide Collaboration Formed with Janssen for Novel iPSC-derived CAR NK and CAR T-Cell Product Candidates Targeting up to Four Tumor-associated Antigens

Ended Quarter with $533 Million in Cash & Short-term Investments

San Diego, CA – August 5, 2020 – Fate Therapeutics, Inc. (NASDAQ: FATE), a clinical-stage biopharmaceutical company dedicated to the development of programmed cellular immunotherapies for cancer and immune disorders, today reported business highlights and financial results for the second quarter ended June 30, 2020.

“Early clinical data from our FT596 program are very encouraging, as we observed a partial response in a heavily-pretreated patient with refractory diffuse large B-cell lymphoma at the first dose level without any reported events of cytokine release syndrome, neurotoxicity or graft-versus-host disease. Additionally, the safety, tolerability, and immunogenicity data across our off-the-shelf NK cell programs continue to suggest that multiple doses of iPSC-derived NK cells can be administered to a patient without matching,” said Scott Wolchko, President and Chief Executive Officer of Fate Therapeutics. “We continue to be pleased with our pace of innovation, where the recent clearances of our IND applications by the FDA for FT538, the first-ever CRISPR-edited iPSC-derived cell therapy, and for FT819, the first-ever iPSC-derived CAR T-cell therapy, continue to demonstrate our unique ability to rapidly bring multiplexed engineered, off-the-shelf NK cell and T-cell cancer immunotherapies to patients. In addition, we successfully launched our Janssen collaboration with strong momentum, bringing together Janssen’s proprietary tumor-targeting antigen binders and our industry-leading iPSC product platform to develop novel off-the-shelf CAR NK and CAR T-cell immunotherapies for hematologic malignancies and solid tumors.”

Clinical Programs

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Partial Response Reported with FT596 Monotherapy at First Dose Level. In June, the Company reported Day 29 protocol-defined response assessments for the first two patients treated with FT596, the Company’s off-the-shelf natural killer (NK) cell product candidate derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-cancer modalities: a proprietary CD19-targeting chimeric antigen receptor (CAR), a novel high-affinity, non-cleavable CD16 (hnCD16) Fc receptor, and an IL-15/IL-15 receptor fusion. Each patient had previously been treated with at least four lines of therapy for diffuse large B-cell lymphoma (DLBCL), and was administered a single dose of FT596 as a monotherapy at the first dose level (30 million cells). The first patient had progressive disease, having most recently relapsed following treatment with an FDA-approved CD19-targeting CAR T-cell therapy. The second patient had a partial response, having most recently been refractory to an experimental donor-derived NK cell regimen. The FT596 response assessment in this patient showed a greater than 70% reduction in metabolic activity and a greater than 50% reduction in tumor size as assessed by PET-CT scan. No dose-limiting toxicities, no FT596-related serious adverse events (SAEs), and no events of cytokine release syndrome, neurotoxicity, or graft-versus-host disease were reported by investigators in either patient.

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Enrollment Initiated with FT596 in Combination with Rituximab for B-cell Lymphoma. In addition to assessing FT596 as a monotherapy, the FT596 Phase 1 clinical trial includes the administration of FT596 in combination with rituximab, which enables dual-antigen targeting of CD19 and CD20 through the product candidate’s CAR and hnCD16 receptors, respectively. Enrollment into this dose-escalating regimen has been initiated at 30 million cells for patients with relapsed / refractory B-cell lymphoma.

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Second FT516 IND Application Cleared by FDA for Advanced Solid Tumors. In April, the U.S. Food & Drug Administration (FDA) cleared an investigational new drug (IND) application for FT516, the Company’s off-the-shelf NK cell cancer immunotherapy derived from a clonal master iPSC line engineered to express hnCD16 Fc receptor. The Phase 1 study, which is sponsored by investigators from the Masonic Cancer Center, University of Minnesota, is intended to assess intraperitoneal administration of three once-weekly doses of FT516, each with IL-2 cytokine support, for women with recurrent ovarian cancer. The Company is preparing to initiate a multi-dose Phase 1 clinical trial of FT516 in combination with avelumab, a checkpoint inhibitor therapy targeting PD-L1, for patients with advanced solid tumors, and is continuing to enroll a multi-dose Phase 1 clinical trial of FT516 as a monotherapy for patients with acute myeloid leukemia (AML) and in combination with CD20-directed monoclonal antibodies for patients with advanced B-cell lymphoma.

•

Evidence of Clinical Activity Observed with FT500 for Advanced Solid Tumors. In May 2020, the Company announced the completion of the dose-escalation stage of the FT500 Phase 1 clinical trial for advanced solid tumors, having enrolled three patients at the second dose level of FT500 in combination with checkpoint inhibitor therapy. Each of these three patients was previously treated with at least four lines of therapy, and most recently was refractory to, or had relapsed on, checkpoint inhibitor therapy. Evidence of clinical activity was observed in two patients, with one patient having a 58% reduction in the size of target lesions prior to discontinuing treatment during the second 30-day cycle due to non-target lesion formation and one patient having stable disease following completion of the second 30-day cycle.

No dose-limiting toxicities, no FT500-related SAEs or Grade ≥3 adverse events, and no events of cytokine release syndrome, neurotoxicity, or graft-versus-host disease were reported by investigators in the dose-escalation stage of the study. The Company is enrolling the dose-expansion stage of the FT500 Phase 1 clinical trial and intends to treat up to 15 patients who are refractory to, or have relapsed on, checkpoint inhibitor therapy, administering three once-weekly doses of FT500 at 300 million cells per dose, each with IL-2 cytokine support, for up to two 30-day cycles in combination with the same checkpoint inhibitor on which the patient failed or relapsed.

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IND Application Cleared by FDA for FT538, the First-ever CRISPR-edited, iPSC-derived Cell Therapy. In May 2020, the FDA cleared the Company’s IND application for FT538, its off-the-shelf NK cell product candidate derived from a clonal master iPSC line engineered with three functional components to enhance innate immunity: a novel hnCD16 Fc receptor; an IL-15/IL-15 receptor fusion; and the elimination of CD38 expression. The Company is preparing to initiate a multi-center Phase 1 clinical trial of three once-weekly doses of FT538 as a monotherapy for patients with relapsed / refractory AML and in combination with daratumumab for patients with relapsed / refractory multiple myeloma.

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IND Application Cleared by FDA for FT819, the First-ever iPSC-derived CAR T-cell Therapy. In June 2020, the FDA cleared the Company’s IND application for FT819, an off-the-shelf allogeneic CAR T-cell therapy targeting CD19+ malignancies. FT819 is the first-ever CAR T-cell therapy derived from a clonal master iPSC line, and is engineered with several first-of-kind features designed to improve the safety and efficacy of CAR T-cell therapy including: a novel 1XX CAR signaling domain, which has been shown to extend T-cell effector function without eliciting exhaustion; integration of the CAR transgene directly into the T-cell receptor alpha constant (TRAC) locus, which has been shown to promote uniform CAR expression and enhanced T-cell potency; and complete bi-allelic disruption of T-cell receptor expression for the prevention of graft-versus-host disease, a potentially life-threatening complication associated with allogeneic T-cell therapy. The Company is preparing to initiate a multi-center Phase 1 clinical trial of FT819 for patients with chronic lymphocytic leukemia, acute lymphoblastic leukemia, or B-cell lymphoma. Each indication will enroll independently and evaluate three dose-escalating treatment regimens: a single dose of FT819; a single dose of FT819 with IL-2 cytokine support; and three fractionated doses of FT819.

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Investigator-initiated Clinical Trial of FT516 for COVID-19 Opened to Enrollment. Investigators from the Department of Medicine, Division of Infectious Diseases and International Medicine, University of Minnesota are currently enrolling a Phase 1 clinical trial of FT516 in up to 20 patients with Coronavirus Disease 2019 (COVID-19) at high risk of developing critical life-threatening illness.

Preclinical Programs

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Four Anti-Tumor Modalities of FT576 for Multiple Myeloma Highlighted at ASGCT. The Company presented new preclinical data for FT576, its off-the-shelf, iPSC-derived, multi-antigen targeted CAR-BCMA NK cell product candidate for multiple myeloma, at the American Society of Gene & Cell Therapy (ASGCT) Virtual Annual Meeting in May. In a serial re-stimulation cytotoxicity assay against an MM1.R myeloma cell line, FT576 was shown to be resistant to anti-CD38 monoclonal antibody induced fratricide and to have enhanced cytotoxicity both as a monotherapy and in combination with daratumumab as compared to daratumumab alone. The presentation “Generation of a Novel Single Cell-Derived Multi-Engineered Master Pluripotent Cell Line as a Renewable Source of Off-The-Shelf Multi-Antigen-Targeting NK Cell Immunotherapy for Multiple Myeloma” was selected by ASGCT as an outstanding poster award winner.

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New CAR MICA/B Solid Tumor Program Announced. At ASGCT in May, the Company presented initial preclinical data from its new CAR MICA/B solid tumor program, which targets the pan-tumor associated stress antigens MICA and MICB. While these stress-inducible cell-surface proteins are selectively expressed at high levels on many solid tumors, shedding of these proteins by cancer cells is a common mechanism of immune evasion. The preclinical data demonstrated that the Company’s novel CAR MICA/B construct targets a specific epitope that uniquely prevents antigen shedding to overcome tumor escape (Science, DOI: 10.1126/science.aao0505).

Corporate Highlights

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Strategic Collaboration Formed with Janssen for Novel iPSC-derived Cell-based Cancer Immunotherapies. In April, the Company entered into a global collaboration and option agreement with Janssen Biotech, Inc. (Janssen), one of the Janssen Pharmaceutical Companies of Johnson & Johnson, to develop iPSC-derived CAR NK and CAR T-cell product candidates targeting up to four tumor-associated antigens. In entering into the collaboration, the Company received $100 million including $50 million in an upfront cash payment and $50 million from the purchase by Johnson & Johnson Innovation – JJDC, Inc. (JJDC) of the Company’s common stock. The Company is eligible to receive payments of up to $3.0 billion upon the achievement of certain development, regulatory and commercial milestones, plus tiered double-digit royalties on worldwide net sales of products targeting the antigens, and has the right to elect to co-commercialize each product candidate in the U.S. and share equally in profits and losses in the U.S., subject to its payment of certain clinical development costs and adjustments in milestone and royalty payments.

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Completed $201 Million Common Stock Offering. In June, the Company closed an underwritten public offering of 7.1 million shares of its common stock at a public offering price of $28.31 per share. In connection with the offering, JJDC purchased an additional 1.8 million newly-issued shares of the Company’s common stock in a private placement at the offering price.

Second Quarter 2020 Financial Results

•	Cash & Investment Position: Cash, cash equivalents and investments as of June 30, 2020 were $533.4 million.

•	Total Revenue: Revenue was $5.5 million for the second quarter of 2020, which was derived from the Company’s collaborations with Janssen and Ono Pharmaceutical.
•	R&D Expenses: Research and development expenses were $26.7 million for the second quarter of 2020, which includes $4.4 million of non-cash stock-based compensation expense.
•	G&A Expenses: General and administrative expenses were $7.5 million for the second quarter of 2020, which includes $2.9 million of non-cash stock-based compensation expense.
•	Shares Outstanding: Common shares outstanding were 86.8 million, and preferred shares outstanding were 2.8 million, as of June 30, 2020. Each preferred share is convertible into five common shares.

Today's Conference Call and Webcast

The Company will conduct a conference call today, Wednesday, August 5, 2020 at 5:30 p.m. ET to review financial and operating results for the quarter ended June 30, 2020. In order to participate in the conference call, please dial 877-303-6235 (domestic) or 631-291-4837 (international) and refer to conference ID 8295527. The live webcast can be accessed under "Events & Presentations" in the Investors & Media section of the Company's website at www.fatetherapeutics.com. The archived webcast will be available on the Company's website beginning approximately two hours after the event.

About Fate Therapeutics’ iPSC Product Platform

The Company’s proprietary induced pluripotent stem cell (iPSC) product platform enables mass production of off-the-shelf, engineered, homogeneous cell products that can be administered with multiple doses to deliver more effective pharmacologic activity, including in combination with cycles of other cancer treatments. Human iPSCs possess the unique dual properties of unlimited self-renewal and differentiation potential into all cell types of the body. The Company’s first-of-kind approach involves engineering human iPSCs in a one-time genetic modification event and selecting a single engineered iPSC for maintenance as a clonal master iPSC line. Analogous to master cell lines used to manufacture biopharmaceutical drug products such as monoclonal antibodies, clonal master iPSC lines are a renewable source for manufacturing cell therapy products which are well-defined and uniform in composition, can be mass produced at significant scale in a cost-effective manner, and can be delivered off-the-shelf for patient treatment. As a result, the Company’s platform is uniquely capable of overcoming numerous limitations associated with the production of cell therapies using patient- or donor-sourced cells, which is logistically complex and expensive and is subject to batch-to-batch and cell-to-cell variability that can affect clinical safety and efficacy. Fate Therapeutics’ iPSC product platform is supported by an intellectual property portfolio of over 300 issued patents and 150 pending patent applications.

About FT500

FT500 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line. The product candidate is being investigated in an open-label, multi-dose Phase 1 clinical trial for the treatment of advanced solid tumors (NCT03841110). The study is designed to assess the safety and tolerability of FT500 as a monotherapy and in combination with one of three FDA-approved immune checkpoint inhibitor (ICI) therapies – nivolumab, pembrolizumab or atezolizumab – in patients that have failed prior ICI therapy. Despite the clinical benefit conferred by approved

ICI therapy against a variety of tumor types, these therapies are not curative and, in most cases, patients either fail to respond or their disease progresses on these agents. One common mechanism of resistance to ICI therapy is associated with loss-of-function mutations in genes critical for antigen presentation. A potential strategy to overcome resistance is through the administration of allogeneic NK cells, which have the inherent capability to recognize and directly kill tumor cells with these mutations.

About FT516

FT516 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered to express a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies. CD16 mediates antibody-dependent cellular cytotoxicity (ADCC), a potent anti-tumor mechanism by which NK cells recognize, bind and kill antibody-coated cancer cells. ADCC is dependent on NK cells maintaining stable and effective expression of CD16, which has been shown to undergo considerable down-regulation in cancer patients. In addition, CD16 occurs in two variants, 158V or 158F, that elicit high or low binding affinity, respectively, to the Fc domain of IgG1 antibodies. Numerous clinical studies with FDA-approved tumor-targeting antibodies, including rituximab, trastuzumab and cetuximab, have demonstrated that patients homozygous for the 158V variant, which is present in only about 15% of patients, have improved clinical outcomes. FT516 is being investigated in an open-label, multi-dose Phase 1 clinical trial as a monotherapy for the treatment of acute myeloid leukemia and in combination with CD20-directed monoclonal antibodies for the treatment of advanced B-cell lymphoma (NCT04023071). Additionally, the FDA has allowed investigation of FT516 in an open-label, multi-dose Phase 1 clinical trial in combination with monoclonal antibody therapy, including PDL1-, PD1-, EGFR- and HER2-targeting therapeutic antibodies, across a broad range of solid tumors.

About FT596

FT596 is an investigational, universal, off-the-shelf natural killer (NK) cell cancer immunotherapy derived from a clonal master induced pluripotent stem cell (iPSC) line engineered with three anti-tumor functional modalities: a proprietary chimeric antigen receptor (CAR) optimized for NK cell biology that targets B-cell antigen CD19; a novel high-affinity 158V, non-cleavable CD16 (hnCD16) Fc receptor, which has been modified to prevent its down-regulation and to enhance its binding to tumor-targeting antibodies; and an IL-15 receptor fusion (IL-15RF) that promotes enhanced NK cell activity. In preclinical studies of FT596, the Company has demonstrated that dual activation of the CAR19 and hnCD16 targeting receptors enhances cytotoxic activity, indicating that multi-antigen engagement may elicit a deeper and more durable response. Additionally, in a humanized mouse model of lymphoma, FT596 in combination with the anti-CD20 monoclonal antibody rituximab showed enhanced killing of tumor cells in vivo as compared to rituximab alone. FT596 is being investigated in an open-label, multi-center Phase 1 clinical trial for the treatment of relapsed / refractory B-cell malignancies (NCT04245722). The FT596 Phase 1 clinical trial includes three treatment regimens: Regimen A as a monotherapy for patients with relapsed / refractory B-cell lymphoma; Regimen B1 in combination with rituximab for patients with relapsed / refractory B-cell lymphoma who have previously failed or progressed on rituximab; and Regimen B2 in combination with obinutuzumab for patients with relapsed / refractory chronic lymphocytic leukemia (CLL).

About Fate Therapeutics, Inc.

Fate Therapeutics is a clinical-stage biopharmaceutical company dedicated to the development of first-in-class cellular immunotherapies for cancer and immune disorders. The Company has established a leadership position in the clinical development and manufacture of universal, off-the-shelf cell products using its proprietary induced pluripotent stem cell (iPSC) product platform. The Company’s immuno-oncology product candidates include natural killer (NK) cell and T-cell cancer immunotherapies, which are designed to synergize with well-established cancer therapies, including immune checkpoint inhibitors and monoclonal antibodies, and to target tumor-associated antigens with chimeric antigen receptors (CARs). The Company’s immuno-regulatory product candidates include ProTmune™, a pharmacologically modulated, donor cell graft that is currently being evaluated in a Phase 2 clinical trial for the prevention of graft-versus-host disease, and a myeloid-derived suppressor cell immunotherapy for promoting immune tolerance in patients with immune disorders. Fate Therapeutics is headquartered in San Diego, CA. For more information, please visit www.fatetherapeutics.com.

Forward-Looking Statements

This release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 including statements regarding the Company’s results of operations, financial condition and sufficiency of its cash and cash equivalents to fund its operations, as well as statements regarding the advancement of and plans related to its product candidates, clinical studies and preclinical research and development programs, the Company’s progress, plans and timelines for the manufacture and clinical investigation of its product candidates, the timing for the Company’s receipt of data from its clinical trials and preclinical studies, the Company’s development and regulatory strategy, the therapeutic and market potential of the Company’s product candidates, and the expected benefits of the Company's collaboration with Janssen. These and any other forward-looking statements in this release are based on management's current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, risks related to the impact of the COVID-19 pandemic on various aspects of the Company’s business and operations, including its ability to initiate, conduct and complete its clinical trials, the risk that results observed in prior studies of the Company’s product candidates, including preclinical studies and clinical trials, will not be observed in ongoing or future studies involving these product candidates, the risk of a delay or difficulties in the manufacturing of the Company’s product candidates or in the initiation of, or enrollment of patients in, any clinical studies, the risk that the Company may cease or delay preclinical or clinical development of any of its product candidates for a variety of reasons (including requirements that may be imposed by regulatory authorities on the initiation or conduct of clinical trials or to support regulatory approval, difficulties or delays in patient enrollment in current and planned clinical trials, difficulties in manufacturing or supplying the Company’s product candidates for clinical testing, and any adverse events or other negative results that may be observed during preclinical or clinical development), and the risk that the Company’s expenditures may exceed current expectations for a variety of reasons. For a discussion of other risks and uncertainties, and other important factors, any of which could cause the Company’s actual results to differ from those contained in the forward-looking statements, see the risks and uncertainties detailed in the Company’s periodic filings with the Securities and Exchange Commission, including but not limited to the Company’s most recently filed periodic report, and from time to time in the Company’s press releases and other investor communications. Fate Therapeutics is providing the information in this release as of this date and does not undertake any obligation to update any forward-looking statements contained in this release as a result of new information, future events or otherwise.

Availability of Other Information about Fate Therapeutics, Inc.

Investors and others should note that the Company routinely communicates with investors and the public using its website (www.fatetherapeutics.com) and its investor relations website (ir.fatetherapeutics.com) including, without limitation, through the posting of investor presentations, SEC filings, press releases, public conference calls and webcasts on these websites. The information posted on these websites could be deemed to be material information. As a result, investors, the media, and others interested in Fate Therapeutics are encouraged to review this information on a regular basis. The contents of the Company’s website, or any other website that may be accessed from the Company’s website, shall not be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended.

Condensed Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share data)

(unaudited)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2020	2019	2020	2019
Collaboration revenue	$5,465	$2,817	$7,980	$5,449
Operating expenses:
Research and development	26,669	21,631	55,947	39,359
General and administrative	7,503	5,270	15,232	10,620
Total operating expenses	34,172	26,901	71,179	49,979
Loss from operations	(28,707)	(24,084)	(63,199)	(44,530)
Other income (expense):
Interest income	635	1,015	1,607	2,106
Interest expense	-	(409)	-	(814)
Total other income, net	635	606	1,607	1,292
Net loss	$(28,072)	$(23,478)	$(61,592)	$(43,238)
Other comprehensive income (loss):
Unrealized gain on available-for-sale securities, net	481	93	601	95
Comprehensive loss	$(27,591)	$(23,385)	$(60,991)	$(43,143)
Net loss per common share, basic and diluted	$(0.35)	$(0.36)	$(0.79)	$(0.66)
Weighted–average common shares used to compute basic and diluted net loss per share	79,304,627	65,213,364	77,595,795	65,067,801

Condensed Consolidated Balance Sheets

(in thousands)

(unaudited)

	June 30,	December 31,
	2020	2019
Assets
Current assets:
Cash and cash equivalents	$433,074	$99,814
Accounts receivable	1,717	—
Short-term investments and related maturity receivables	100,335	121,613
Prepaid expenses and other current assets	5,099	5,662
Total current assets	540,225	227,089
Long-term investments	—	39,440
Operating lease right-of-use asset	68,229	22,752
Other long-term assets	45,140	12,993
Total assets	$653,594	$302,274

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable and accrued expenses	$25,181	$20,519
Deferred revenue, current portion	14,626	2,787
CIRM award liability, current portion	3,160	2,808
Operating lease liability, current portion	2,355	1,692
Total current liabilities	45,322	27,806
Deferred revenue, net of current portion	54,688	3,775
CIRM award liability, net of current portion	790	702
Operating lease liability, net of current portion	78,683	25,235
Stockholders’ equity	474,111	244,756
Total liabilities and stockholders’ equity	$653,594	$302,274

Contact:

Christina Tartaglia

Stern Investor Relations, Inc.

212.362.1200

christina@sternir.com